EXHIBIT 1

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
PUBLIC COMPANY
CNPJ Nº 07.689.002/0001-89
GENERAL SHAREHOLDERS’ MEEETING

CALL NOTICE

The shareholders of EMBRAER – Empresa Brasileira de Aeronáutica S.A. (“Embraer” or “Company”) are hereby called to attend the Annual General Shareholders’ Meeting, to be held at the head offices of the Company, in the City of São José dos Campos, State of São Paulo, at Av. Brigadeiro Faria Lima, no. 2.170, at 9:00 a.m., on April 28, 2006, in order to vote on the following agenda items:

1.	Analyze and vote on the financial statements of fiscal year ended December 31, 2005
2.	Determine the alocation of net income
3.	Elect the members of the Conselho Fiscal (Audit Board) for 2006 and 2007
4.	Determine the remuneration of the members of the Conselho Fiscal and the global annual amount to be distributed among the management

According to paragraph 6 of article 124 of Law No. 6,404/76, all documents related to the resolutions included in the agenda of the Annual General Shareholders’ Meeting called hereby are available to the shareholders at the head offices of the Company and at the São Paulo Stock Exchange – BOVESPA.

General Instructions:

a)  The powers-of-attorney granting special powers for representation at the Annual General Shareholders’ Meeting referred hereto must be delivered at the head offices of the Company at least 48 (forty eight) hours prior to the Meeting.

b)  The shareholders that have book-entry shares and intend to attend the Annual General Shareholders’ Meeting called hereby shall present a statement provided by the custodian confirming their respective shareholding position at least 48 (forty eight) hours prior to the Meeting.

São José dos Campos, April 04, 2006

/s/ MAURICIO NOVIS BOTELHO

Mauricio Novis Botelho
Chairman of the Board of Directors

          This communication may include forward-looking statements or statements about events or circumstances which have not occurred.  We have has based these forward-looking statements largely on our current expectations and projections about future events and financial trends effecting our business and our future financial performance.  These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: general economic, political and business conditions, both in Brazil and in our markets; expectations of trends in the industry; our investment plans; our capacity to develop and deliver products on the previously agreed dates; and existing and future government regulations in Brazil and abroad.

          The words “believes,” “may,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar words are intended to identify forward-looking statements.  We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this communication might not occur.  Actual results could differ substantially from those anticipated in the forward-looking statements